Exhibit 99.1

           ConocoPhillips Reports First-Quarter Net Income of $3.5 Billion or $2.12 Per Diluted Share


    HOUSTON--(BUSINESS WIRE)--April 25, 2007--ConocoPhillips
(NYSE:COP):

                        Earnings at a glance
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                                           First Quarter
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                                      2007               2006
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Net income                    $3,546 million       3,291 million
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Diluted net income per share  $2.12                2.34
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Revenues(1)                   $41.3 billion        46.9 billion
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(1) Effective April 1, 2006, revenues no longer include the sales portion of buy/sell contracts, reflecting the adoption of EITF No. 04-13, "Accounting for Purchases and Sales of Inventory with the Same Counterparty."

    ConocoPhillips (NYSE:COP) today reported first-quarter net income of $3,546 million, or $2.12 per share. This compares with $3,291 million, or $2.34 per share, for the same quarter in 2006. Revenues were $41.3 billion, versus $46.9 billion a year ago.

    "Operating performance for the quarter was consistent with our plans and we continued to progress the execution of our financial strategy," said Jim Mulva, chairman and chief executive officer. "With respect to our upstream operations, we produced 2.47 million BOE per day, including an estimated 0.45 million BOE per day from our LUKOIL Investment segment. In our downstream business, the crude oil capacity utilization rate was 94 percent during the quarter.

    "We continued to strengthen our financial position by lowering our debt balance to $23.7 billion and improving our debt-to-capital ratio to 22 percent. During the quarter, we funded $3 billion of our capital program, reduced debt by $3.5 billion, repurchased $1 billion of ConocoPhillips common stock, and paid $0.7 billion in dividends. This was accomplished using $6.9 billion of cash generated from operations and $1.3 billion in proceeds from asset dispositions."

    First-quarter net income included a net benefit of $0.29 per share associated with the company's asset disposition efforts.

    The results for ConocoPhillips' business segments follow.

    Exploration and Production (E&P)

    First-quarter financial results: E&P net income was $2,329 million, up from $2,087 million in the fourth quarter of 2006 and down from $2,553 million in the first quarter of 2006. The increase from the previous quarter primarily was due to a $355 million net benefit associated with first-quarter 2007 asset rationalization efforts, lower asset impairments, and higher natural gas prices. The increased net income was partially offset by lower sales volumes and crude oil prices. The decrease from the first quarter of 2006 primarily was due to lower commodity prices, higher taxes, and higher operating costs. This decrease was partially offset by the current year net benefit from asset rationalization efforts and higher volumes. The increase in volumes reflected the inclusion of Burlington Resources' results, partially offset by normal field decline and OPEC reductions.

    Daily production from the E&P segment, including Canadian Syncrude and excluding the LUKOIL Investment segment, averaged 2.02 million barrels of oil equivalent (BOE) per day, a slight decline from 2.05 million BOE per day in the previous quarter and up from 1.61 million BOE per day in the first quarter of 2006. Compared to the fourth quarter of 2006, first-quarter 2007 production increased due to lower unplanned downtime in Alaska and the U.K. North Sea and volumes from the recently formed upstream business venture with EnCana. This increase was more than offset by the effect of asset dispositions, OPEC reductions in Venezuela and Libya, normal field decline, completion of recovery of the company's underlift in Libya during the previous quarter, and production sharing contract impacts.

    The increase from the first quarter of 2006 primarily was due to the addition of the Burlington Resources assets, Libya volumes and the upstream business venture with EnCana. The increased production was partially offset by normal field decline, production sharing contract impacts, OPEC reductions, and the effect of asset dispositions.

    Before-tax exploration expenses were $262 million in the first quarter of 2007, versus $391 million in the previous quarter and $112 million in the first quarter of 2006.

    Midstream

    First-quarter financial results: The Midstream segment includes the company's 50 percent interest in DCP Midstream, LLC. Midstream first-quarter net income was $85 million, down from $89 million in the previous quarter and $110 million in the first quarter of 2006. The decrease from the previous quarter primarily was due to lower volumes, partially offset by higher natural gas liquids prices. The decrease from the first quarter of 2006 primarily was due to lower volumes and natural gas liquids prices.

    Refining and Marketing (R&M)

    First-quarter financial results: R&M net income was $1,136 million in the first quarter, up from $919 million in the previous quarter and $390 million in the first quarter of 2006. Held-for-sale asset impairments were $192 million in the previous quarter. In the first quarter of 2007, previously reported held-for-sale asset impairments were reduced to reflect asset values consistent with finalized sales agreements. This resulted in a net benefit of $135 million in the first quarter.

    Operationally, first-quarter 2007 realized refining margins were higher than the previous period. Although domestic WTI-based market crack spreads improved significantly during the quarter, realized margins only improved slightly. This primarily was due to narrowing crude differentials, the periodic pricing of Brent and other crudes at a premium to WTI during the quarter, and the company's refining configuration. Internationally, the increase in market crack spreads was offset by lower trading results. In addition, lower refining volumes, largely due to fewer days in the quarter, and lower marketing margins more than offset the benefit from higher realized refining margins. The increase from the first quarter of 2006 primarily was due to higher worldwide refining and marketing margins, higher worldwide refining volumes, the first-quarter 2007 reduction in previously reported impairments, and lower turnaround costs.

    ConocoPhillips' crude oil refining capacity as of January 1, 2007, was 2,729,000 barrels per day, down from 2,901,000 barrels per day at year-end 2006, reflecting the contribution of the company's Wood River (Roxana, Ill.) and Borger (Texas) refineries to the downstream business venture with EnCana. The domestic refining crude oil capacity utilization rate for the first quarter was 95 percent, compared with 96 percent in the previous quarter. The international crude oil capacity utilization rate was 90 percent, compared with 87 percent in the previous quarter.

    Worldwide, R&M's refining crude oil capacity utilization rate of 94 percent remained unchanged from the previous quarter and was up from 85 percent in the first quarter of 2006. The first-quarter 2006 rate was impacted by turnaround activity and unplanned downtime at a number of the company's domestic refineries. Before-tax turnaround costs were $75 million in the first quarter of 2007, versus $94 million in the previous quarter and $163 million in the first quarter of 2006.

    LUKOIL Investment

    First-quarter financial results: LUKOIL Investment segment net income was $256 million, down from $302 million in the previous quarter and up from $249 million in the first quarter of 2006. The results include ConocoPhillips' estimated equity share of OAO LUKOIL's (LUKOIL) income for the first quarter based on market indicators and historical production trends for LUKOIL. The company's equity ownership interest in LUKOIL at the end of the first quarter was 20.6 percent based on an estimated 826 million shares outstanding.

    The decrease in net income from the previous quarter primarily was due to a fourth-quarter net benefit from alignment of the company's estimate of net income and ownership interest to LUKOIL's reported results, partially offset by estimated price and volume impacts. The increase from the first quarter of 2006 primarily was due to higher estimated volumes and ConocoPhillips' increased equity ownership, partially offset by the net impact from the alignment of estimated net income to LUKOIL's reported results and lower estimated commodity prices.

    For the first quarter of 2007, ConocoPhillips estimated its equity share of LUKOIL production was 445,000 BOE per day and its share of LUKOIL daily refining crude oil throughput was 219,000 barrels per day.

    Chemicals

    First-quarter financial results: The Chemicals segment, which includes the company's 50 percent interest in Chevron Phillips Chemical Company LLC, reported net income of $82 million, down from $98 million in the fourth quarter of 2006 and $149 million in the first quarter of 2006. The decrease from the previous quarter primarily was due to a business interruption insurance benefit recognized in the fourth quarter of 2006, lower margins, and higher turnaround costs. The decrease in net income was partially offset by a fourth-quarter 2006 asset retirement expense that did not recur in the first quarter. The decrease from the first quarter of 2006 was largely due to lower olefins and polyolefins margins and a business interruption insurance benefit recorded in the first quarter of 2006.

    Emerging Businesses

    The Emerging Businesses segment had a net loss of $1 million in the first quarter of 2007, compared with net income of $8 million in the previous quarter and net income of $8 million in the first quarter of 2006. Results were impacted by lower power generation earnings during the first quarter of 2007.

    Corporate and Other

    First-quarter Corporate expenses were $341 million, after tax, up from $306 million in the previous quarter and $168 million in the first quarter of 2006. The increase from the previous quarter was largely attributable to a $14 million foreign exchange loss in the first quarter of 2007, compared to a $61 million foreign exchange gain in the fourth quarter of 2006 and a $14 million premium on the early retirement of debt paid in the first quarter of 2007. The increase in Corporate expenses was partially offset by lower net interest expense and Burlington Resources acquisition-related charges. The increase from the first quarter of 2006 primarily was due to higher net interest expense, acquisition-related charges, and the premium paid on the early retirement of debt.

    Total debt at the end of the first quarter was $23.7 billion, a reduction of $3.5 billion during the quarter. The company's debt-to-capital ratio was 22 percent, compared to 24 percent at the end of 2006.

    ConocoPhillips' first-quarter effective tax rate was 41.5 percent. This is compared with 46.0 percent in the fourth quarter of 2006. The lower effective tax rate for the first quarter of 2007 was primarily the result of the company's asset rationalizations.

    Outlook

    Mr. Mulva concluded:

    "We achieved another quarter of strong financial results, and we continue to build shareholder value through operating excellence and project execution, capital discipline, debt reduction, and increased share repurchases and dividends.

    "We are continuing to advance our Canadian heavy oil projects with the implementation of the business ventures with EnCana in the first quarter and the ongoing development of Surmont Phase I. In our downstream business, we continue to make progress on the capital investments in the Wood River and Borger refineries.

    "Consistent with our plans, we anticipate the company's second-quarter E&P segment production to be lower due to scheduled maintenance, normal seasonality in Alaska, our exit from Dubai and asset dispositions.

    "In our downstream refining business, we expect crude oil capacity utilization to be in the mid-90-percent range in the second quarter. Turnaround costs are anticipated to be approximately $60 million for the quarter.

    "ConocoPhillips recently announced its support for a mandatory national framework to address greenhouse gas emissions and has joined the U.S. Climate Action Partnership. The company also announced the formation of a strategic alliance with Tyson Foods, Inc. to produce and market the next generation of renewable diesel fuel. In addition, ConocoPhillips established an eight-year, $22.5 million research program at Iowa State University dedicated to developing technologies that produce biorenewable fuels.

    "Meeting the twin challenges of taking action on climate change and providing adequate and reliable supplies of energy will require technical innovation, resource commitments and responsible stewardship by energy producers and consumers alike. ConocoPhillips intends to meet these challenges."

    ConocoPhillips is an integrated petroleum company with interests around the world. Headquartered in Houston, the company had approximately 38,700 employees, $173 billion of assets, and $165 billion of annualized revenues as of March 31, 2007. For more information, go to www.conocophillips.com.

    ConocoPhillips' quarterly conference call is scheduled for 11 a.m. Eastern time today.

    To listen to the conference call and to view related presentation materials, go to www.conocophillips.com and click on the "Investor Information" link.

    For financial and operational tables and detailed supplemental information, go to www.conocophillips.com/investor/reports/index.htm

    CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR"
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and
Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, crude oil and natural gas prices; refining and marketing margins; potential failure to achieve, and potential delays in achieving expected reserves or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas; unsuccessful exploratory drilling activities; lack of exploration success; potential disruption or unexpected technical difficulties in developing new products and manufacturing processes; potential failure of new products to achieve acceptance in the market; unexpected cost increases or technical difficulties in constructing or modifying company manufacturing or refining facilities; unexpected difficulties in manufacturing, transporting or refining synthetic crude oil; international monetary conditions and exchange controls; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; general domestic and international economic and political conditions, as well as changes in tax and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

    Cautionary Note to U.S. Investors -- The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Production is distinguished from oil and gas production because SEC regulations define Syncrude as mining-related and not part of conventional oil and natural gas reserves. The company uses certain terms in this release, such as "including Canadian Syncrude," and "resources" that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosures in the company's periodic filings with the SEC, available from the company at 600 North Dairy Ashford Road, Houston, Texas 77079 and the company's Web site at www.conocophillips.com/investor/sec. This information also can be obtained from the SEC by calling 1-800-SEC-0330.


    CONTACT: ConocoPhillips, Houston
             Gary Russell, 212-207-1996 (investors)
             or
             Becky Johnson, 281-293-6743 (media)